Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info:	Marilynn Meek (212) 827-3773
Senior Vice President of Finance	Investor Info:	Scott Eckstein (212) 827-3766
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
July 28, 2008

COMFORCE CORPORATION ANNOUNCES
FINAL REDEMPTION OF 12% SENIOR NOTES

Woodbury, NY – July 28, 2008-- COMFORCE Corporation (ASE: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported that it has requested Wilmington Trust to send a notice of redemption in order to redeem, on August 25, 2008, all of its outstanding 12% Senior Notes due December 1, 2010 at a redemption price equal to 102% of the outstanding principal amount of the Senior Notes ($5,216,000), plus accrued interest from June 1, 2008 to the scheduled redemption date.  The total redemption price, including accrued interest and the 2% premium, will be $5,466,368.

COMFORCE expects to utilize loan proceeds under its bank credit facility to effect this redemption of its Senior Notes on the scheduled redemption date.  Upon completion of this redemption, none of our 12% Senior Notes will remain outstanding.

COMMENTS FROM MANAGEMENT

“We are pleased to be in a position to complete the redemption of all of our 12% Senior Notes,” said John Fanning, Chairman and Chief Executive Officer of COMFORCE.  "Subject to satisfying all conditions under our bank credit facility, we will use proceeds under the facility to eliminate our remaining public debt, which stood at $138.8 million in June 2000.  Our management team has been patient and diligent in seeking opportunities to reduce our higher interest rate public debt, and I commend our team in helping the Company to achieve significant interest savings and improve its capital structure.”

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment

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provides consulting services for managing the contingent workforce through its PRO® Unlimited subsidiary.  The Staff Augmentation segment provides healthcare support services, including
RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

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unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

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in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	increases in interest rates, which could significantly increase our interest expense under our bank credit facility;

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•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

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as a result of covenants and restrictions in the documents governing our Senior Notes and bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value;

•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or

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any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 30, 2007 (a copy of which may be accessed through www.sec.gov or www.comforce.com).

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